QKL Stores Inc. Announces Fourth Quarter and Full Year 2013 Financial Results

Daqing, China, April 4, 2014 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the fourth quarter and full year financial results ended December 31, 2013.

Mr. Zhuangyi Wang, Chairman and CEO, said, “As QKL expands its market presence in northeast China, we are uniquely positioned against our local competitors through our large product offering, strong supplier relationships, efficient distribution network and state-of-the-art IT system. We are comfortable with our opportunities in 2014 and believe we’ll see an improvement in operating expenses and profit growth in coming quarters.

“In 2013, we closed three stores that have approximately 6,500 square meters of space. As of December 31, 2013, we operated 27 supermarkets, 14 hypermarkets, 4 department stores and 2 distribution centers situated in Daqing, and Harbin, respectively.

As we advance into 2014, we expect to open three new supermarket or hypermarket stores this year. We maintain confidence in our strategy of strengthening our store presence in Tier 4 and 5 cities in northeastern China as well as in our core region of operation around Daqing where the majority of our older stores are based.”

Fourth Quarter 2013 Financial Results

Revenue in the fourth quarter of 2013 decreased by 21.5% to $67.5 million from $86.0 million in the fourth quarter of 2012. Comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2012. Those 45 stores generated approximately $67.5 million in sales in the fourth quarter of 2013, representing a decrease of $5.2 million, or 7.2% compared with $72.7 million in sales in fiscal 2012.

Gross profit decreased by 21.7% year over year to $11.5 million, compared to $14.6 million in the prior year period. Gross profit as a percentage of revenue for the fourth quarter of 2013 was 17.0%, compared to 17.0% for the fourth quarter of 2012.

Operating expenses decreased by 17.2% to $17.3 million compared to $20.9 million in the prior year period. This was primarily a result of our decrease in net sales in the fourth quarter of 2013.

We had a net loss of $11.6 million in the fourth quarter of 2013 compared with net loss of $30.8 million in the fourth quarter of 2012. Excluding the impairment of goodwill, we had a net loss of $11.6 million in the fourth quarter of 2013 compared with net income of $4.1 million in the fourth quarter of 2012.

Full Year 2013 Financial Results

Revenue decreased by $82.8 million, or 22.6%, to $282.8 million for fiscal 2013 from $365.6 million for fiscal 2012. The change in net sales was primarily attributable to the following: comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2012. Those 45 stores generated approximately $277.7 million sales in fiscal 2013, a decrease of $50.2 million, or 15.3% compared with $327.9 million sales in fiscal 2012.

Gross profit, or total revenue minus cost of sales, was decreased by $14.0 million, or 22.4%, to $48.4 million, or 17.1% of net sales, in fiscal 2013 from $62.4 million, or 17.1% of net sales, in fiscal 2012. The change in gross profit was primarily attributable to net sales decreased by $82.8 million in fiscal 2013 compared to fiscal 2012.

Operating expenses decreased by $12.2 million, or 20.7%, to $46.9 million, or 16.6% of net sales, in fiscal 2013 from $59.1 million, or 16.2% of net sales, in fiscal 2012. The change in selling expense was mainly due to decreases in labor costs, and utilities for fiscal 2013 compared with fiscal 2012. In particular, labor costs decreased by $3.3 million or 14.6%, to $19.3 million in fiscal 2013 from $22.6 million in fiscal 2012.  Utilities decreased by $1.5 million, or 20.3%, to $6.2 million in fiscal 2013 from $7.7 million in fiscal 2012.

We had a net loss of $14.3 million in fiscal 2013 compared with net loss of $31.0 million in fiscal 2012. Excluding the impairment of goodwill, adjusted net loss for fiscal 2013 changed to $14.3 million, or $(9.41) per diluted share, from adjusted net income of $4.3 million, or $3.31 per diluted share for fiscal 2012. The number of shares used in the computation of diluted EPS (excluding the impairment of goodwill) increased by 15.6% to 1,519,258 shares in fiscal 2013 from 1,313,684 shares in fiscal 2012.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:
Mike Li, Investor Relations
+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012

ASSETS
Cash	$9,245,212	$8,479,413
Restricted cash	8,668,882	253
Accounts receivable	557,745	796,897
Inventories	64,724,923	59,812,645
Other receivables	21,979,152	18,042,360
Prepaid expenses	9,915,479	11,083,708
Advances to suppliers	7,822,660	9,525,250
Income taxes receivables	1,739,773	-
Deferred income tax assets – current portion	2,788,918	3,068,803

Total current assets	127,442,744	110,809,329
Property, plant equipment, net	40,247,576	45,439,360
Land use rights, net	718,337	724,760
Deferred income tax assets – non-current portion	66,956	3,259,129
Other assets	17,276	12,976

Total assets	$168,492,889	$160,245,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term bank loans	40,889,761	15,832,555
Accounts payable	35,840,964	30,900,586
Cash card and coupon liabilities	18,465,030	18,604,188
Customer deposits received	984,308	1,248,278
Accrued expenses and other payables	18,827,472	28,097,212
Income taxes payable	-	2,726

Total current liabilities	115,007,535	94,685,545
Warrant liabilities	-	-

Total liabilities	115,007,535	94,685,545

Commitments and contingencies	-	-

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 and 1,443,949 shares at December 31, 2013 and December 31, 2012* respectively	1,522	1,444
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 and 2,386,110 shares at December 31, 2013 and December 31, 2012	5,294	23,861
Additional paid-in capital	93,337,957	92,503,000
Retained earnings – appropriated	8,329,586	8,323,312
Retained earnings	(62,145,794)	(47,841,708)
Accumulated other comprehensive income	13,956,789	12,550,100

Total shareholders’ equity	53,485,354	65,560,009

Total liabilities and shareholders’ equity	$168,492,889	$160,245,554

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2013	2012

Net sales	$282,790,433	$365,624,781
Cost of sales	234,421,906	303,198,690
Gross profit	48,368,527	62,426,091

Operating expenses:
Selling expenses	46,854,916	59,084,865
General and administrative expenses	10,384,659	9,231,987
Impairment of goodwill	-	26,697,561
Total operating expenses	57,239,575	95,014,413

Loss from operations	(8,871,048)	(32,588,322)

Non-operating income(expense):
Interest income	441,718	259,713
Interest expense	(1,386,810)	(1,014,145)
Total non-operating income	(945,092)	(754,432)

Loss before income tax	(9,816,140)	(33,342,754)

Income taxes	4,481,672	(2,300,214)

Net loss	$(14,297,812)	$(31,042,540)

Comprehensive loss statement:

Net loss	(14,297,812)	(31,042,540)
Foreign currency translation adjustment	1,406,689	1,322,788

Comprehensive loss	$(12,891,123)	$(29,719,752)

*Basic earnings per share of common stock	$(9.41)	$(23.63)
*Diluted earnings per share	$(9.41)	$(23.63)
*Weighted average shares used in calculating net income per ordinary share – basic	1,519,258	1,313,684
*Weighted average shares used in calculating net income per ordinary share – diluted	1,519,258	1,313,684

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,297,812)	$(31,042,540)
Depreciation-property, plant and equipment	6,502,288	6,702,740
Amortization	29,968	29,391
Deferred income tax	3,631,238	(3,330,517)
Loss on disposal of property, plant and equipment	2,850	(303,396)
Share-based compensation	816,468	850,381
Impairment of goodwill	-	26,697,561
Provision on inventory, other receivables and sales return	518,453	453,311
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	261,888	(680,445)
Inventories	(2,895,295)	(5,481,236)
Other receivables	(3,018,049)	(5,289,513)
Prepaid expenses	1,509,946	(4,437,289)
Advances to suppliers	1,990,054	713,061
Accounts payable	3,865,732	2,262,687
Cash card and coupon liabilities	(743,884)	2,454,996
Customer deposits received	(301,087)	309,322
Accrued expenses and other payables	(10,898,312)	13,357,512
Income taxes payable	(1,718,925)	(225,903)
Net cash (used in)/provided by operating activities	(14,744,479)	3,040,123

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(598,043)	(9,411,202)
Sales proceeds of fixed assets disposal	177,346	947,049
Increase of restricted cash	(8,668,629)	-
Net cash used in investing activities	(9,089,326)	(8,464,153)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank repayment	(16,133,794)	(11,076,230)
Bank borrowings	40,334,486	15,823,185
Net cash provided by financing activities	24,200,692	4,746,955

Net increase/(decrease) in cash	366,887	(677,075)

Effect of foreign currency translation	398,912	118,938

Cash at beginning of period	8,479,413	9,037,550
Cash at end of period	$9,245,212	$8,479,413

Supplemental disclosures of cash flow information:
Interest paid	1,386,810	1,014,145
Income taxes paid	$999,271	$822,923